Exhibit 10.7

AMENDMENT
TO THE
HONEYWELL INTERNATIONAL INC.
SEVERANCE PLAN FOR SENIOR EXECUTIVES
(Amended and restated, effective as of January 1, 2009)

                    Pursuant to the authority granted to proper officers of Honeywell International Inc. (the “Company”) by the Management Development and Compensation Committee of the Board of Directors on December 11, 2009, the Honeywell International Inc. Severance Plan for Senior Executives (Amended and Restated, effective as of January 1, 2009) is hereby amended effective January 1, 2010 by replacing paragraph 20(c) in its entirety with the following new paragraph 20(c):

“(c) In the event of a Change in Control, the provisions of this Section 20 shall be applicable to each Participant, as defined in Section 1(t), who is a Participant on December 31, 2009.

For the avoidance of doubt, no Participant who becomes a Participant on or after January 1, 2010 shall be eligible for the Enhancement Benefit described in this Section 20. If it is determined that such a Participant is entitled to receive payments, benefits and other compensation from the Honeywell Employers (whether paid or payable pursuant to the terms of this Plan or otherwise) that would subject the Participant to an excise tax under Section 4999 of the Code, then the Participant may elect to receive either (1) all payments, benefits and other compensation from the Honeywell Employers less any applicable income taxes and the excise tax imposed under Section 4999 of the Code (i.e., without any Enhancement Benefit), or (2) the amount that maximizes the payments, benefits and other compensation from the Honeywell Employers to the Participant without causing any such payment, benefit or other compensation to be an ‘excess parachute payment’ (as defined under Section 280G of the Code and regulations and rulings thereunder) less any applicable income taxes.”

HONEYWELL INTERNATIONAL INC.

/s/ Mark James
Mark James
Senior Vice President – Human Resources and Communications

Dated: January 12, 2010